                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT ("Agreement") is made and entered into as of July 14, 2000, by and among: SBE, INC., a Delaware corporation ("Parent"); the parties identified on Exhibit A hereto (the "Shareholders"); RONALD C. CRANE as agent for the Shareholders ("Shareholders' Agent"); and STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A., a national banking association (the "Escrow Agent").

                                    RECITALS

         A. Parent, Merger Sub, Telecom Acquisition Sub, Inc., a Delaware Corporation (the "Company"), and the Shareholders have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), pursuant to which Parent will acquire all of the outstanding capital stock of the Company.

         B. The Merger Agreement contemplates the establishment of an escrow arrangement to secure indemnification obligations of the Shareholders under the Merger Agreement and to provide Parent with a recourse in the event that any Shareholder revokes the waiver and release of his rights under the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA").

         C. Pursuant to Section 5.6 of the Merger Agreement, the Shareholders have irrevocably appointed Ronald C. Crane to serve as Shareholders' Agent for, among other things, all matters set forth in Section 4 of the Merger Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

         1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement, a copy of which is attached hereto as Exhibit D.

         2.       ESCROW AND INDEMNIFICATION.

                  (a) SHARES PLACED IN ESCROW. At the Closing Date, the date of which shall be set forth in a notice to Escrow Agent, Parent shall deliver to the Escrow Agent certificates for shares of Parent Common Stock registered in the name of Embassy & Co., as nominee of State Street Bank and Trust Company of California, N.A., evidencing the shares of Parent Common Stock to be held in escrow in accordance with Section 1.5(g) of the Merger Agreement and with this Agreement. The shares of Parent Common Stock from time to time being held in escrow pursuant to this Agreement (the "Escrow Shares") shall constitute an escrow fund (the "Escrow Fund") with respect to the obligations of the Shareholders under Section 4 of the Merger Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Shareholder or of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.


                                       1.

                  (b) VOTING OF ESCROW SHARES. The Escrow Agent shall vote the Escrow Shares in accordance with the written directions of the Shareholders' Agent. In the absence of written directions from the Shareholders' Agent, the Escrow Agent need not vote the Escrow Shares. Because each of the Shareholders is or will be a shareholder of Parent and will be furnished with proxy materials and other documents distributed by Parent to its shareholders, the Escrow Agent need not distribute to the Shareholders or to the Shareholders' Agent proxy materials and other documents relating to the Escrow Shares received by the Escrow Agent from Parent.

                  (c) DIVIDENDS, ETC. Parent and each of the Shareholders agree among themselves, for the benefit of Parent and the Escrow Agent, that any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall not be distributed to the Shareholders upon receipt but rather shall be distributed to and held by the Escrow Agent in the Escrow Account. Unless and until the Escrow Agent shall actually receive such cash, securities or other property, it may assume without inquiry that the Escrow Shares currently being held by it in the Escrow Account are all that the Escrow Agent is required to hold. At the time any Escrow Shares are required to be released from the Escrow Account to any Person pursuant to this Agreement, any cash, securities or other property previously received by the Escrow Agent in respect of or in exchange for such Escrow Shares shall be released from the Escrow to such Person.

                  (d) TRANSFERABILITY. The interests of the Shareholders in the Escrow Account and in the Escrow Shares shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Parent and the Escrow Agent shall have received written notice of such transfer.

                  (e) FRACTIONAL SHARES. No fractional shares shall be retained in or released from the Escrow pursuant to this Agreement. In connection with any release of Escrow Shares from the Escrow Account, Parent and the Escrow Agent shall "round down" in order to avoid retaining any fractional share in the Escrow Account and in order to avoid releasing any fractional share from the Escrow Account. Parent shall provide to the Escrow Agent, and the Escrow Agent shall distribute to each Person who would otherwise be entitled to a fractional share, cash-in-lieu of such fractional share, computed in accordance with the Stipulated Value. Parent shall be deemed to have purchased the shares for which it has provided cash-in-lieu payments.

         3. ADMINISTRATION OF ESCROW ACCOUNT. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

                  (a) If any Indemnitee (acting in good faith) has or claims to have incurred or suffered Damages or otherwise has a claim for which it is or may be entitled to indemnification, compensation or reimbursement under the Merger Agreement, such Indemnitee may deliver to the Escrow Agent and the Shareholder Agent a written notice (a "Claim Notice") alleging a matter set forth in the Merger Agreement (a "Claim") and setting forth in reasonable detail the basis for such Claim. Each Claim pursuant to Section 4.2(a), to the extent possible, shall contain a non-binding, preliminary estimate of the amount of Damages such Indemnitee claims


                                       2.

to have so incurred or suffered (the "Claimed Amount"). Any Claimed Amount or Contested Amount (as defined in Section 3(b) hereof) shall be resolved pursuant to this Section 3.

                  (b) Within 20 business days after receipt by the Shareholders' Agent of a Claim Notice, the Shareholders' Agent may deliver to the Indemnitee who delivered the Claim Notice and to the Escrow Agent a written response (the "Response Notice") in which the Shareholders' Agent either (i) agrees that a whole number of Escrow Shares or cash having a "Stipulated Value" (as defined below) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee; (ii) agrees that Escrow Shares or cash having a Stipulated Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnitee or
(iii) indicates that no part of the Claimed Amount may be released from the Escrow Account to the Indemnitee. Any part of the Claimed Amount that is not to be released to the Indemnitee shall be the "Contested Amount." If a Response Notice is not received by the Escrow Agent within such 20 business-day period, then the Shareholders' Agent shall be deemed to have agreed that Escrow Shares or cash having a Stipulated Value equal to the full Claimed Amount may be released to the Indemnitee from the Escrow Account.

                  (c) If the Shareholders' Agent delivers a Response Notice agreeing that Escrow Shares or cash having a Stipulated Value equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee, or if the Shareholders' Agent does not deliver a Response Notice in accordance with
Section 3(b) hereof, the Escrow Agent shall, within five (5) business days following the receipt of the Response Notice (or, if the Escrow Agent has not received a Response Notice, promptly following the expiration of the 20 business-day period referred to in Section 3(b) hereof), deliver to the stock transfer agent for Parent such Escrow Shares for delivery to such Indemnitee.

                  (d) If the Shareholders' Agent delivers a Response Notice agreeing that Escrow Shares or cash having a Stipulated Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnitee, the Escrow Agent shall, within five (5) business days following the receipt of the Response Notice, deliver (i) to the stock transfer agent for Parent such Escrow Shares for delivery to such Indemnitee or (ii) cash to such Indemnitee having a Stipulated Value equal to the Agreed Amount.

                  (e) If the Shareholders' Agent delivers a Response Notice indicating that there is a Contested Amount, the Shareholders' Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Shareholders' Agent shall resolve such dispute, such resolution shall be binding on all of the Shareholders and a settlement agreement shall be signed by the Indemnitee and the Shareholders' Agent and sent to the Escrow Agent, who shall, upon receipt thereof, release Escrow Shares or cash from the Escrow Account, if any, in accordance with such agreement.

                  (f) If the Shareholders' Agent and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within 30 business-days after the delivery of the Claim Notice, then the claim described in the Claim Notice shall be settled by binding arbitration in San Francisco, California, in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Arbitration will be conducted by a single arbitrator selected


                                       3.

by the Indemnitee and the Shareholders' Agent. If the Shareholders' Agent and Indemnitee fail to select an arbitrator prior to the expiration of the 30 business-day period referred to in the first sentence of this Section 3(f) hereof, then the arbitrator shall be selected in accordance with the AAA rules. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 60 calendar days after the appointment of the arbitrator and to use all reasonable efforts to cause the arbitrator's decision to be furnished within 95 calendar days after the appointment of the arbitrator. The parties further agree that discovery shall be completed at least 20 business-days prior to the date of the arbitration hearing. The arbitrator's decision shall relate solely to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover. The final decision of the arbitrator shall be furnished to the Shareholders' Agent, the Indemnitee and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Shareholders, the Indemnitee and the Escrow Agent and shall not be contested by any of them. The parties shall bear their own fees and expenses (including legal fees) associated with arbitration. The non-prevailing party in any arbitration shall pay the reasonable fees and expenses (including reasonable legal fees) of Escrow Agent, and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses but excluding the other parties' fees and expenses).

                  (g) The Escrow Agent shall release Escrow Shares or cash from the Escrow Account in connection with any Contested Amount within five business days after the delivery to it of: (i) a copy of a settlement agreement executed by the Indemnitee and the Shareholders' Agent setting forth instructions to the Escrow Agent as to the number of Escrow Shares or cash, if any, to be released from the Escrow Account, with respect to such Contested Amount or (ii) a copy of the award of the arbitrators referred to and as provided in Section 3(f) hereof setting forth instructions to the Escrow Agent as to the number of Escrow Shares or cash, if any, to be released from the Escrow Account, with respect to such Contested Amount.

                  (h) Any Escrow Shares or cash released from the Escrow Account to an Indemnitee shall be deemed to reduce the Escrow Shares or cash pro-rata with respect to each Shareholder in accordance with each Shareholder's percentage interest in the Escrow Fund as set forth in Exhibit B.

                  (i) Notwithstanding anything herein to the contrary, no distribution shall be made from the Escrow Fund prior to the Closing Date, and any Claimed Amount that would otherwise be released from the Escrow Fund prior to that date shall be released at the Closing Date.

                  (j) The parties acknowledge that each of the Shareholders executed in Section 4(b) of the Shareholders Representation Letter a release and waiver of his rights under the ADEA (the "ADEA Waiver and Release"). In the event that (i) Parent delivers to the Escrow Agent and the Shareholders' Agent a certificate (the "ADEA Notice") executed by an officer of Parent representing and warranting that a Shareholder has expressly and unequivocally revoked his ADEA Waiver and Release within seven days following the date hereof and (ii) the Escrow Agent confirms (either in writing or orally) with the Shareholder that the Shareholder has revoked his ADEA Waiver and Release, Parent shall be entitled to the Escrow Shares in the Escrow Account, and within five business days following the receipt of the ADEA Notice, the


                                       4.

Escrow Agent will deliver to the stock transfer agent for Parent the Escrow Shares for delivery to Parent.

         4.       RELEASE OF ESCROW FUND.

                  (a) Within five business-days after the Termination Date (as defined below), the Escrow Agent shall cause the stock transfer agent for Parent Common Stock to distribute to each of the Shareholders such Shareholder's pro-rata portion of the Escrow Fund then held in escrow based on percentage interests in the Escrow Fund set forth in Exhibit B then in effect; PROVIDED, HOWEVER, that notwithstanding the foregoing, if, prior to the Termination Date, any Indemnitee has given a Claim Notice containing a claim which has not been resolved prior to the Termination Date in accordance with Section 3 hereof, the Escrow Agent shall retain in the Escrow Account after the Termination Date Escrow Shares or cash having a Stipulated Value equal to 100% of the Claimed Amount or Contested Amount, as the case may be, with respect to all Claims which have not then been resolved. Any such unresolved Claims shall be resolved in accordance with Section 3(f) hereof. The remaining Escrow Account, net of any Claimed Amount or Contested Amount, shall be distributed by the Escrow Agent within five business days after the later of July 14, 2001, or the first business day thereafter (the "Termination Date").

                  (b) The Escrow Agent is not the stock transfer agent for Parent Common Stock. Accordingly, whenever a distribution of Escrow Shares is to be made, the Escrow Agent must requisition the appropriate number of shares from such stock transfer agent, delivering to it the appropriate stock certificates. For the purposes of this Agreement, the Escrow Agent shall be deemed to have delivered Parent Common Stock to the Person entitled to it when the Escrow Agent has delivered such certificates to such stock transfer agent with instructions to deliver it to the appropriate Person. Distributions of Parent Common Stock shall be made to Parent or the Shareholders, as appropriate, at the addresses described in Section 10 hereof and Exhibit B hereto. Whenever a distribution is to be made to the Shareholders, pro-rata distributions shall (i) be made to each of them based on the percentage interests in the Escrow Fund set forth in Exhibit B then in effect with respect to each Shareholder, and (ii) in the absence of a specific direction to the contrary, first be made from the amount of cash then on deposit in the Escrow Fund, if any, and then be made from the Escrow Shares.

         5.       VALUATION OF ESCROW SHARES, ETC.

                  (a) STIPULATED VALUE. For purposes of this Agreement, the "Stipulated Value" of each share of Parent Common Stock shall be deemed to be equal to the average closing price of Parent Common Stock for the 20 consecutive trading days on the NASDAQ National Market ending three days prior to the date of the Merger Agreement, as set forth in a certificate delivered to the Escrow Agent.

                  (b) STOCK SPLITS. All numbers contained in, and all calculations required to be made pursuant to, this Agreement shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the date hereof; PROVIDED, HOWEVER, that the Escrow Agent shall have received notice of such stock split or other action and shall have received the appropriate number of additional shares of Parent Common


                                       5.

Stock or other property pursuant to Section 2(c) hereof. On the Closing Date, and in the event of any such stock split or other similar occurrence, Parent shall deliver to the Shareholders' Agent and the Escrow Agent a revised version of Exhibit B setting forth the new number of Escrow Shares or the amount of cash held in the Escrow Fund. Unless and until the Escrow Agent receives the certificates representing additional shares of Parent Common Stock or other property pursuant to Section 2(c) hereof, the Escrow Agent may assume without inquiry that no such stock or other property has been or is required to be issued with respect to Escrow Shares.

                  (c) EXCLUSIVE REMEDY. In accordance with Section 4 of the Merger Agreement, and except as provided in Section 4.3(c), from and after the Closing Date, the Escrow Fund (adjusted as appropriate to reflect the Merger and any stock split, reverse stock split, stock dividend or similar transaction effected by Company or Parent after the date hereof) shall be the sole and exclusive remedy of Parent and the other Indemnitees for Damages and other indemnification rights described in the Merger Agreement, and the maximum liability of the Shareholders under the Merger Agreement or under common law for breaches of the representations, warranties and covenants and the failures set forth in Section 4.2(a) of the Merger Agreement shall be the Escrow Fund.

         6. FEES AND EXPENSES. Upon the execution of this Agreement by all parties hereto and the initial deposit of the Escrow Fund in the Escrow Account, fees and expenses, in accordance with Exhibit C attached hereto, will be payable to the Escrow Agent by Parent. This annual Escrow Agent fee will cover the first twelve months of the escrow. In accordance with Exhibit C attached hereto, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses including those of its counsel, incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by Parent directly.

         7.       LIMITATION OF ESCROW AGENT'S LIABILITY.

                  (a) The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document notwithstanding their being referred to herein or attached hereto as an exhibit. The Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction except for its own willful misconduct or negligence. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

                  (b) Parent and the Shareholders jointly and severally hereby agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense


                                       6.

incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. This right of indemnification shall survive the termination of this Agreement, and the resignation of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall be paid from the Escrow Fund; PROVIDED THAT, if the Escrow Fund is not sufficient, such fees and expenses shall be paid directly by Parent, who will then be entitled to reimbursement of one half such fees and expenses from the Shareholders.

         8. TERMINATION. This Agreement shall terminate on the Termination Date or, if earlier, upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Agreement; PROVIDED, HOWEVER, that if the Escrow Agent has received from any Indemnitee a Claim Notice setting forth a claim that has not been resolved by the Termination Date, then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Shares released in accordance with this Agreement.

         9. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 calendar days after it is given to all parties hereto. Parent may appoint a successor Escrow Agent only with the consent of the Shareholders' Agent (which consent shall not be unreasonably withheld or delayed). If Parent does not appoint a successor escrow agent, the Escrow Agent may apply to a court of competent jurisdiction to do so. The Escrow Agent shall act in accordance with written instructions from Parent as to the transfer of the Escrow Fund to a successor escrow agent.

         10.      MISCELLANEOUS.

                  (a) NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                         State Street Bank and Trust Company of California, N.A. Corporate Trust Division
                         633 West 5th Street, 12th Floor
                         Los Angeles, CA  90071
                         Attention:  SBE, Inc./LAN Media 2000 Escrow
                         Facsimile: (213) 362-7357
                         Telephone: (213) 362-7338


                                       7.

                         SBE, Inc.
                         4550 Norris Canyon Road
                         San Ramon, CA  94583-1369
                         Attn:  Timothy Ryan
                         Facsimile:  925-355-2033
                         Telephone:  925-355-7610


                         with a copy to:

                         Cooley Godward LLP
                         One Maritime Plaza, 20th Floor
                         San Francisco, CA  94111-3850
                         Attention:   Jodie M. Bourdet
                         Facsimile:  (415) 951-3699
                         Telephone:  (415) 693-2054

                         Shareholders' Agent
                         Ronald C. Crane
                         c/o LAN Media Corporation
                         686 West Maude Avenue, Suite 102
                         Sunnyvale, CA  94086
                         Facsimile:   408-991-7230
                         Telephone:  408-616-2484

                         with a copy to:

                         Brobeck, Phleger & Harrison LLP
                         Two Embarcadero Place
                         2200 Geng Road
                         Palo Alto, CA 94303
                         Attention:   Warren T. Lazarow
                         Facsimile: (650) 496-2733

                  The Escrow Agent may assume that any Claim Notice, Response Notice or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by such other Person if it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.


                  (b) HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                  (c) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.


                                       8.

                  (d)      GOVERNING LAW; VENUE.

                           (i)      This Agreement shall be construed in
accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

                           (ii)     Any legal action or other legal proceeding
relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Francisco, State of California. Each party to this Agreement:

                                    (1)      expressly and irrevocably consents
and submits to the jurisdiction of each state and federal court located in the County of San Francisco, State of California (and each appellate court located in the County of San Francisco, State of California) in connection with any such legal proceeding;

                                    (2)      agrees that each state and federal
court located in the County of San Francisco, State of California shall be deemed to be a convenient forum; and

                                    (3)      agrees not to assert (by way of
motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Francisco, State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

                  (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. No Shareholder may assign his or her rights under this Agreement without the express prior written consent of Parent, provided, however, that upon the death of a Shareholder, such Shareholder's rights under this Agreement shall be transferred to the person(s) who receive such Shareholder's Parent Common Stock under the laws of descent and distribution. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and their permitted successors and assigns. This Agreement shall inure to the benefit of: the Shareholders; Parent; Escrow Agent and the respective successors and assigns, if any, of the foregoing.

                  (f) WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.


                                       9.

                  (g) AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that any amendment duly executed and delivered by the Shareholders' Agent shall be deemed to have been duly executed and delivered by all of the Shareholders.

                  (h) SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

                  (i) PARTIES IN INTEREST. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

                  (j) ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

                  (k) TAX REPORTING INFORMATION AND CERTIFICATION OF TAX IDENTIFICATION NUMBERS.

                           (i)      The parties hereto agree that, for tax
reporting purposes, all interest on or other income, if any, attributable to the Escrow Funds or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Shareholders in accordance with their percentage interests in the Escrow Fund set forth on Exhibit B.

                           (ii)     Parent and each of the Shareholders agree to
provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

                  (l)      CONSTRUCTION.

                           (i)      For purposes of this Agreement, whenever the
context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.


                                      10.

                           (ii)     As used in this Agreement, the words
"include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                           (iii)    Any cash received by the Escrow Agent
pursuant to Section 2(a) hereof, 2(c) hereof or otherwise for inclusion in the Escrow Account shall be invested by the Escrow Agent (A) in the SSgA U.S. Treasury Money Market Fund or (B) in another money market mutual fund registered under the Investment Company Act of 1940, the principal of which is invested in obligations issued or guaranteed by the United States government, jointly chosen by Parent and the Shareholders' Agent and reasonably acceptable to the Escrow Agent.

                  (m) COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any directions given pursuant to this Agreement may be executed by facsimile, with such facsimile copy to serve as conclusive evidence of the content and ratification of the matters contained herein by the parties hereto.

         The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                           [SIGNATURE PAGES TO FOLLOW]


                                      11.

                                       SBE, INC.,

                                       a Delaware corporation



                                       By: /s/ Timothy J. Repp
                                           -------------------------------------

                                       LAN MEDIA CORPORATION,
                                       a California corporation



                                       By: /s/ Ronald C. Crane
                                           -------------------------------------


                                       SHAREHOLDER'S AGENT



                                       By: /s/ Ronald C. Crane
                                           -------------------------------------
                                           Ronald C. Crane


                                      12.

                                       SHAREHOLDERS



                                       By: /s/ Ronald C. Crane
                                           -------------------------------------
                                           Ronald C. Crane



                                       By:                   *
                                           -------------------------------------
                                           David Boggs



                                       By:               *
                                           -------------------------------------
                                           William S. Gunn



                                       By:               *
                                           -------------------------------------
                                           David E. DuPuy



                                       By:               *
                                           -------------------------------------
                                           John Marman



                                       By:               *
                                           -------------------------------------
                                           John Marman



                                       *By: /s/ Ronald C. Crane
                                            ------------------------------------
                                            Ronald C. Crane
                                            Attorney-in-fact



                                       STATE STREET BANK AND TRUST COMPANY OF
                                       CALIFORNIA, N.A.



                                       By: /s/ Paula Oswald
                                           -------------------------------------
                                           Paula Oswald
                                           Vice President


                                      13.

                                    EXHIBIT A

                                  SHAREHOLDERS


            NAME                   TAX I.D.                ADDRESS
-----------------------------  ---------------  -------------------------------

1.   Ronald C. Crane

2.   David Boggs

3.   William S. Gunn

4.   David E. DuPuy

5.   John Marman

6.   Robert Rolla


                                    EXHIBIT B


                    NAME AND ADDRESS                                                     SHAREHOLDER'S PERCENTAGE INTEREST
                     OF SHAREHOLDER                           NUMBER OF SHARES                  IN THE ESCROW FUND
----------------------------------------------------------  ----------------------  ----------------------------------------------
1.       Ronald C. Crane                                           22,484                              71.1%



2.       David Boggs                                                2,280                               7.2%


3.       William S. Gunn                                             124                                0.4%


4.       David E. DuPuy                                             3,767                              11.9%



5.       John Marman                                                2,077                               6.6%


6.       Robert Rolla                                                879                                2.8%



TOTAL                                                              31,610                             100.00%


                                    EXHIBIT C

                            ESCROW FEES AND EXPENSES

                       STATE STREET BANK AND TRUST COMPANY
                               OF CALIFORNIA, N.A.


ACCEPTANCE FEE:                                                                                          $750.00

         This one-time charge, payable at closing, includes acceptance and assumption of responsibility and duties as Escrow Agent; review and comment on the form of agreement; and establishment of account(s) in accordance with governing document.

LEGAL COUNSEL:                                                                                           AT COST



ESCROW AGENT FEE:                                                                                      $3,500.00

         Payable at funding and annually thereafter, if applicable. Compensates
         State Street for administrative services in accordance with the Escrow
         Agreement.

         ADDITIONAL FEES, IF APPLICABLE:

         PRO-RATA PERCENTAGE: Should the Escrow Agreement require pro-rata distribution of principal cash or investment income to the beneficiaries, STATE STREET WILL ASSESS an additional $100, for each beneficiary pro-rata distribution, which may be offset at State
         Street's discretion against each distribution.

         DIRECTED SALE: State Street will charge $500.00, plus broker commission, for each Directed Sale. The fee will be paid from the proceeds of such sale.

CLAIMS (if applicable):

         Uncontested                                                                                     $500.00

         Contested                                                                                BILLED AT COST

WIRE TRANSFER FEE (This fee will be deducted from wire amount, if applicable)

         International                                                                                    $40.00

         Domestic                                                                                         $20.00


                                       1.

INVESTMENT FEE:                                                                                           $65.00

         Per security purchased (i.e. Treasuries, Agencies, etc.)

INVESTMENT IN STATE STREET INVESTMENT VEHICLES:                                         40 BASIS POINTS (.0040)

         (Calculated on THE Average Daily Net Assets)

INVESTMENT VEHICLES:

         SSgA Prime Money Market Fund

         SSgA US Treasury Money Market Fund

         SSgA Tax Free Money Market Fund

OUT-OF-POCKET EXPENSE:                                                                                   AT COST

         The transaction underlying this proposal, and all related documentation, is subject to review and acceptance by State Street in accordance with its policies and procedures. Should the actual transaction materially differ from the assumptions used herein, State
         Street reserves the right to modify this proposal. In the event that the subject transaction fails to close for reasons beyond the control of State Street, the party requesting these services agrees to pay
         State Street's acceptance fees, legal fees and out-of-pocket expenses.
         This proposal is a confidential document and should not be duplicated and/or distributed.


                                       2.